Exhibit 99.1

RETAIL PROPERTIES OF AMERICA, INC.

RECOMMENDS REJECTION OF CMG TENDER OFFER

We are aware that you may have received an unsolicited mini-tender offer by CMG Partners (“CMG”) dated April 17, 2012, to purchase up to 200,000 shares of each class of Retail Properties of America, Inc. (“RPAI”) for a price of $6.50 per share, less the amount of any distributions paid to you on or after May 18, 2012. CMG and its offer are not affiliated with RPAI.

The RPAI Board of Directors has unanimously determined that the offer is not in the best interests of the stockholders. Although each stockholder has his or her individual liquidity needs and must evaluate the offer accordingly, the Board of Directors does not recommend or endorse CMG’s mini-tender offer and suggests that stockholders reject the offer and not tender their shares pursuant to the offer. If you wish to reject the offer and retain your shares, no action is necessary.

As previously communicated, due to a reverse stock split and stock dividend, stockholders of RPAI now own 4 classes of shares of common stock, Class A, Class B-1, Class B-2, and Class B-3 shares of common stock. The Class A shares of common stock are now trading on the New York Stock Exchange (“NYSE”). As previously mentioned, the terms of the Class B-1 common stock, Class B-2 common stock and Class B-3 common stock are identical in all respects to the Class A common stock, except that these classes of stock are not yet listed on a national securities exchange, however:

•	the Class B-1 common stock will automatically convert into Class A common stock on the date that is six months after the initial listing of the Class A common stock;

•	the Class B-2 common stock will automatically convert into Class A common stock on the date that is 12 months after the initial listing of the Class A common stock; and

•	the Class B-3 common stock will automatically convert into Class A common stock on the date that is 18 months after the initial listing of the Class A common stock.

The closing price of the Class A common stock on the NYSE on April 23, 2012 was $9.14 per share; and its trading range on the NYSE since trading began has been between $8.54 and $9.44 per share as of April 23, 2012. The CMG offer price of $6.50 is below this range of trading of the Class A common stock.

Since all shares of Retail Properties of America, Inc. (RPAI) will convert into the publicly listed Class A common stock in 18 months, the estimated value of all classes of common stock should be established with reference to the closing price on the NYSE of the Class A common stock as of the date of such statement. Please remember, there is no public trading market for our Class B common stock and it may be difficult to sell shares of our Class B common stock over the next 18 months. As such, the value of the Class B shares established with reference to such closing price should not be viewed as the amount that would be received in the event of a sale of the Class B shares or the price at which the Class B shares will trade when they are ultimately listed.

Please note that CMG clearly states in the offer:

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The trading price of the Class A shares is currently higher than the offer price, so you would receive significantly more by transferring your Class A shares to a brokerage account and selling them on the open market.

•	All dividends made to you with respect to tendered shares on or after May 18, 2012 will belong to CMG and the amount of such dividends will be deducted from your sales proceeds.

Stockholders are urged to consult with their financial advisors and to exercise caution with respect to mini-tender offers. Mini-tender offers are third-party offers to purchase less than 5% of a company’s outstanding shares, thereby avoiding the filing, disclosure and procedural requirements adopted by the Securities and Exchange Commission (“SEC”) for the protection of investors. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

If you have any questions, please contact your financial advisor or our Investor Relations Team at 800.541.7661.